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                                                                   EXHIBIT 12.01

                    EASTMAN CHEMICAL COMPANY AND SUBSIDIARIES

            COMPUTATION OF RATIOS OF EARNINGS (LOSS) TO FIXED CHARGES

(Dollars in millions)                                 2002           2001          2000           1999          1998
Earnings (loss) before income taxes and
   cumulative effect of change in accounting
   principle                                          $  84         $ (291)        $  452         $  72        $  360
Add:
   Interest expense                                     128            146            142           126            96
   Appropriate portion of rental expense (1)             28             28             28            28            28
   Amortization of capitalized interest                  13             15             15            16            16
                                                      -----         ------         ------          ----        ------
Earnings (loss) as adjusted                           $ 253         $ (102)        $  637         $ 242        $  500
                                                      =====         ======         ======         =====        ======

Fixed charges:
   Interest expense                                   $ 128         $  146         $  142         $ 126        $   96
   Appropriate portion of rental expense (1)             28             28             28            28            28
   Capitalized interest                                   4              5              6            13            31
                                                      -----         ------         ------         -----        ------
Total fixed charges                                   $ 160         $  179         $  176         $ 167        $  155
                                                      =====         ======         ======         =====        ======

Ratio of earnings (loss) to fixed charges               1.6x            (A)           3.6x          1.5x          3.2x
                                                      =====         ======         ======         =====        ======

(1) For all periods presented, the interest component of rental expense is estimated to equal one-third of such expense.

(A) Due to the net loss reported, the coverage ratio was less than 1x. To achieve a coverage ratio of 1x, additional pre-tax earnings of $287 million would have been required for 2001.


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